Exhibit 99.1

Encore Capital Group Announces Second Quarter 2026 Financial Results

•Favorable purchasing conditions continue in U.S. market
•Global portfolio purchases of $444 million, including record $372 million in U.S.
•Global collections up 13% to record $737 million
•Earnings per share of $2.81 includes $1.00 per share of refinancing costs

SAN DIEGO, August 5, 2026 -- Encore Capital Group, Inc. (NASDAQ: ECPG), an international specialty finance company, today reported consolidated financial results for the second quarter ended June 30, 2026.
“Encore’s performance in the second quarter affirmed our industry leadership through record U.S. portfolio purchasing and record global collections in addition to meaningfully improving the funding of our global business through a billion-dollar refinancing at attractive terms,” said Ashish Masih, President and Chief Executive Officer. “Second quarter global portfolio purchases were $444 million and global collections were $737 million. This collections performance helped drive GAAP net income in the second quarter of $64 million or $2.81 per share, which includes refinancing costs of $1.00 per share.”

“Our MCM business in the U.S. continues to deliver very strong results. Capitalizing on the ongoing attractive market opportunity in the U.S. driven by ample portfolio supply, MCM purchased $372 million of portfolios in the second quarter, our strongest purchasing quarter ever. MCM also delivered record collections of $572 million in the second quarter, up 17% compared to Q2 a year ago. This exceptional collections performance is the result of strong execution and continued significant portfolio purchasing as well as the deployment of new technologies, enhanced digital capabilities and continued operational innovation.”
“Our Cabot business in Europe delivered a solid second quarter. Portfolio purchases were $72 million while collections of $164 million were in line with the second quarter last year.”

“In May we refinanced $1 billion of debt, incurring $30.5 million of refinancing costs in the second quarter, which will save approximately $15 million in annual interest expense going forward.”

“As a result of our strong first half of the year, we are revising our global collections guidance and now expect our full-year 2026 collections to be in a range between $2.80 billion and $2.85 billion, reflecting year-over-year growth of 8-10%. Additionally, we now expect our EPS in 2026 to be within a range from $13.00 to $14.00 per share, even after absorbing $1.00 per share of refinancing costs in the second quarter. Our guidance for portfolio purchasing remains within a range from $1.4 billion to $1.5 billion. As always, we remain committed to the critical role we play in the consumer credit ecosystem and to helping consumers restore their financial health,” said Masih.

In the second quarter, the company repurchased approximately $27 million of its shares of common stock.

Encore Capital Group, Inc.

Financial Highlights for the Second Quarter of 2026:

	Three Months Ended June 30,
(in thousands, except percentages and earnings per share)	2026	2025	Change
Portfolio purchases(1)	$443,815	$367,099	21%
Average receivable portfolios(2)	$4,523,560	$4,068,656	11%
Estimated Remaining Collections (ERC)	$10,178,335	$9,362,400	9%
Collections	$736,864	$654,985	13%
Revenues	$491,872	$442,122	11%
Operating expenses	$304,970	$291,389	5%
Net income	$63,999	$58,721	9%
Earnings per share	$2.81	$2.49	13%
______________________
(1)Includes U.S. purchases of $372.3 million and $317.3 million, and Europe purchases of $71.5 million and $49.8 million in Q2 2026 and Q2 2025, respectively.
(2)Represents the average of receivable portfolios for the quarter (sum of receivable portfolios at the beginning and end of the quarter divided by 2).

Conference Call and Webcast
Encore will host a conference call and slide presentation today, August 5, 2026, at 2:00 p.m. Pacific / 5:00 p.m. Eastern time, to present and discuss second quarter results.
Members of the public are invited to access the live webcast via the Internet by logging in on the Investor Relations page of Encore's website at encorecapital.com. To access the live conference call by telephone, please pre-register using this link. Registrants will receive confirmation with dial-in details.

For those who cannot listen to the live broadcast, a replay of the webcast will be available on the Company's website shortly after the call concludes.

Encore Capital Group, Inc.

Non-GAAP Financial Measures
This news release includes certain financial measures that exclude the impact of certain items and therefore have not been calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company has included information concerning adjusted EBITDA because management utilizes this information in the evaluation of its operations and believes that this measure is a useful indicator of the Company’s ability to generate cash collections in excess of operating expenses through the liquidation of its receivable portfolios. Adjusted EBITDA has not been prepared in accordance with GAAP and should not be considered as an alternative to, or more meaningful than, net income and net income per share as indicators of the Company’s operating performance. Further, this non-GAAP financial measure, as presented by the Company, may not be comparable to similarly titled measures reported by other companies. A reconciliation of Adjusted EBITDA to its most directly comparable GAAP financial measure is below.

About Encore Capital Group, Inc.

Encore Capital Group is an international specialty finance company that provides debt recovery solutions and other related services for consumers across a broad range of financial assets. Through its subsidiaries around the globe, Encore purchases portfolios of consumer receivables from major banks, credit unions, and utility providers.
Encore partners with individuals as they repay their debt obligations, helping them on the road to financial recovery and ultimately improving their economic well-being. Encore is the first and only company of its kind to operate with a Consumer Bill of Rights that provides industry-leading commitments to consumers. Headquartered in San Diego, Encore is a publicly traded NASDAQ Global Select company (ticker symbol: ECPG) and a component stock of the Russell 2000, the S&P Small Cap 600 and the Wilshire 4500. More information about the company can be found at http://www.encorecapital.com.

Encore Capital Group, Inc.

Forward Looking Statements
The statements in this press release that are not historical facts, including, most importantly, those statements preceded by, or that include, the words “will,” “may,” “believe,” “projects,” “expects,” “anticipates” or the negation thereof, or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). These statements may include, but are not limited to, statements regarding our future operating results (including purchases and collections), performance, supply and pricing, liquidity, business plans or prospects. For all “forward-looking statements,” the Company claims the protection of the safe harbor for forward-looking statements contained in the Reform Act. Such forward-looking statements involve risks, uncertainties and other factors which may cause actual results, performance or achievements of the Company and its subsidiaries to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks, uncertainties and other factors are discussed in the reports filed by the Company with the Securities and Exchange Commission, including the most recent report on Form 10-K, as it may be amended from time to time. The Company disclaims any intent or obligation to update these forward-looking statements.

Contact:
Bruce Thomas
Encore Capital Group, Inc.
Vice President, Global Investor Relations
bruce.thomas@encorecapital.com

SOURCE: Encore Capital Group, Inc.

FINANCIAL TABLES FOLLOW

Encore Capital Group, Inc.

ENCORE CAPITAL GROUP, INC.
Condensed Consolidated Statements of Financial Condition
(In Thousands, Except Par Value Amounts)
(Unaudited)

	June 30, 2026	December 31, 2025
Assets
Cash and cash equivalents	$182,932	$156,784
Receivable portfolios, net	4,609,705	4,371,532
Property and equipment, net	80,615	82,080
Other assets	163,269	193,113
Goodwill	528,742	536,291
Total assets	$5,565,263	$5,339,800
Liabilities and Equity
Liabilities:
Accounts payable and accrued liabilities	$190,810	$230,261
Borrowings	4,179,515	4,001,293
Other liabilities	116,221	131,496
Total liabilities	4,486,546	4,363,050
Commitments and Contingencies
Equity:
Convertible preferred stock, $0.01 par value, 5,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 75,000 shares authorized, 21,209 and 21,688 shares issued and outstanding as of June 30, 2026 and December 31, 2025, respectively	212	217
Additional paid-in capital	—	—
Accumulated earnings	1,209,896	1,104,640
Accumulated other comprehensive loss	(131,391)	(128,107)
Total stockholders’ equity	1,078,717	976,750
Total liabilities and stockholders’ equity	$5,565,263	$5,339,800

The following table presents certain assets and liabilities of consolidated variable interest entities (“VIEs”) included in the condensed consolidated statements of financial condition above. Most assets in the table below include those assets that can only be used to settle obligations of consolidated VIEs. The liabilities exclude amounts where creditors or beneficial interest holders have recourse to the general credit of the Company.

	June 30, 2026	December 31, 2025
Assets
Cash and cash equivalents	$47,527	$40,256
Receivable portfolios, net	1,221,069	1,151,221
Other assets	4,272	3,540
Liabilities
Accounts payable and accrued liabilities	2,545	3,101
Borrowings	785,213	791,182
Other liabilities	315	2,774

Encore Capital Group, Inc.

ENCORE CAPITAL GROUP, INC.
Condensed Consolidated Statements of Income
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenues
Portfolio revenue	$400,242	$361,174	$790,261	$706,392
Changes in recoveries	71,115	55,599	133,855	77,063
Total debt purchasing revenue	471,357	416,773	924,116	783,455
Servicing revenue	18,228	22,300	38,866	44,847
Other revenues	2,287	3,049	4,301	6,595
Total revenues	491,872	442,122	967,283	834,897
Operating expenses
Salaries and employee benefits	119,585	117,738	234,126	223,670
Cost of legal collections	96,599	79,649	185,820	147,662
General and administrative expenses	38,724	41,327	78,353	82,345
Other operating expenses	36,831	36,990	71,664	71,242
Collection agency commissions	6,119	8,374	12,456	15,247
Depreciation and amortization	7,112	7,311	13,970	14,655
Total operating expenses	304,970	291,389	596,389	554,821
Income from operations	186,902	150,733	370,894	280,076
Other expense
Interest expense	(73,907)	(73,943)	(146,957)	(144,473)
Loss on extinguishment of debt	(30,533)	—	(30,533)	—
Other income	385	1,226	1,175	2,873
Total other expense	(104,055)	(72,717)	(176,315)	(141,600)
Income before income taxes	82,847	78,016	194,579	138,476
Provision for income taxes	(18,848)	(19,295)	(44,337)	(32,959)
Net income	$63,999	$58,721	$150,242	$105,517

Earnings per share:
Basic	$2.97	$2.50	$6.94	$4.45
Diluted	$2.81	$2.49	$6.66	$4.41

Weighted average shares outstanding:
Basic	21,554	23,507	21,640	23,692
Diluted	22,791	23,578	22,555	23,926

Encore Capital Group, Inc.

ENCORE CAPITAL GROUP, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited, In Thousands)

	Six Months Ended June 30,
	2026	2025
Operating activities:
Net income	$150,242	$105,517
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,970	14,655
Loss on extinguishment of debt	30,533	—
Other non-cash interest expense, net	5,189	7,211
Stock-based compensation expense	10,618	8,707
Changes in recoveries	(133,855)	(77,063)
Other, net	7,623	7,045
Changes in operating assets and liabilities
Other assets	8,530	14,897
Accounts payable, accrued liabilities and other liabilities	(39,904)	(26,162)
Net cash provided by operating activities	52,946	54,807
Investing activities:
Purchases of receivable portfolios, net of put-backs	(800,301)	(725,391)
Collections applied to receivable portfolios	665,017	553,400
Purchases of property and equipment	(13,249)	(13,320)
Other, net	17,883	15,659
Net cash used in investing activities	(130,650)	(169,652)
Financing activities:
Payment of loan and debt refinancing costs	(38,382)	(2,491)
Proceeds from credit facilities	791,079	549,605
Repayment of credit facilities	(723,790)	(418,463)
Proceeds from senior secured notes	1,128,676	—
Repayment of senior secured notes	(983,540)	—
Repurchase and retirement of common stock	(47,029)	(25,215)
Other, net	(20,182)	(16,206)
Net cash provided by financing activities	106,832	87,230
Net increase (decrease) in cash and cash equivalents	29,128	(27,615)
Effect of exchange rate changes on cash and cash equivalents	(2,980)	646
Cash and cash equivalents, beginning of period	156,784	199,865
Cash and cash equivalents, end of period	$182,932	$172,896

Supplemental disclosures of cash flow information:
Cash paid for interest	$148,719	$133,830
Cash paid for income taxes, net of refunds	33,786	29,278
Supplemental schedule of non-cash investing activities:
Receivable portfolios transferred to real estate owned	$1,868	$2,011

Encore Capital Group, Inc.

ENCORE CAPITAL GROUP, INC.
Supplemental Financial Information
Reconciliation of Non-GAAP Metrics
Adjusted EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, unaudited)	2026	2025	2026	2025
GAAP net income, as reported	$63,999	$58,721	$150,242	$105,517
Adjustments:
Interest expense	73,907	73,943	146,957	144,473
Interest income	(1,092)	(1,362)	(2,186)	(2,908)
Provision for income taxes	18,848	19,295	44,337	32,959
Depreciation and amortization	7,112	7,311	13,970	14,655
Stock-based compensation expense	6,043	5,283	10,618	8,707
Acquisition, integration and restructuring related expenses(1)	3,213	1,042	4,678	1,290
Loss on extinguishment of debt	30,533	—	30,533	—
Adjusted EBITDA	$202,563	$164,233	$399,149	$304,693
Collections applied to principal balance(2)	$269,880	$244,677	$539,349	$488,977
________________________

(1)Amount represents acquisition, integration and restructuring related expenses. We adjust for this amount because we believe these expenses are not indicative of ongoing operations; therefore, adjusting for these expenses enhances comparability to prior periods, anticipated future periods, and our competitors’ results.
(2)Amount represents (a) gross collections from receivable portfolios less (b) debt purchasing revenue, plus (c) proceeds applied to basis from sales of real estate owned (“REO”) assets and, when applicable, other receivable portfolios. A reconciliation of “collections applied to receivable portfolios, net” to “collections applied to principal balance” is available in the Form 10-Q for the period ending June 30, 2026.